Watts, Griffis and McOuat

Consulting Geologists and Engineers

June 25, 2007

CONSENT

TO:	Northwestern Mineral Ventures Inc.

AND TO:	Berns & Berns, Counselors at Law

AND TO:	U.S. Securities & Exchange Commission
(the “Securities Regulator”)

Gentlemen:

Re: A Technical Review of the Picachos Silver-Gold and Base Metals Prospects,

Western Durango State, Mexico

Reference is made to the technical report (the “Technical Report”) dated 24 November, 2004 entitled “A Technical Review of the Picachos Silver-Gold and Base Metals Prospects, Western Durango State, Mexico for Nothwestern Mineral Ventures Inc.” which we prepared for Northwestern Mineral Ventures Inc. (the “Corporation”).

We hereby consent to the filing of the Technical Report with the Securities Regulator, and to the written disclosure of the Technical Report and the inclusion of extracts therefrom or a summary thereof in the Corporation’s Annual Report on Form 20-F for the year ended December 31, 2006 (“Form 20-F”). We reserve the right to review such disclosures to ensure that our comments are contextually accurate.

We further agree to being named as an expert in the Form 20-F.

Dated this 25 day of June, 2007.

Sincerely,
WATTS, GRIFFIS AND McOUAT LIMITED

JH/ls	Per:	Joe Hinzer, P.Geo. President

WATTS, GRIFFIS AND McOUAT LIMITED     Suite 400 • 8 King Street East • Toronto • Canada • M5C 1B5 • Tel: (416) 364-6244 • Fax: (416) 864-1675 • Email: wgm@wgm.on.ca • Web: www.wgm.on.ca